Exhibit 99.1

NEWS RELEASE

Contact:	Stacy Feit
Multi-Fineline Electronix, Inc. Tel: 213-486-6549 Email: investor_relations@mflex.com

Contact:	Mok Lai Siong WBL Corporation Limited Tel: (65) 6430 4604 Email: laisiong.mok@wearnes.com

MFLEX ENTERS INTO REGISTRATION RIGHTS AGREEMENT WITH MAJORITY SHAREHOLDER WBL CORPORATION LIMITED AND INTENDS TO FILE SHELF REGISTRATION STATEMENT

MFLEX also intends to establish 10b5-1 plan to repurchase common stock

Irvine, CA and Singapore, December 3, 2012 – Multi-Fineline Electronix, Inc. (NASDAQ: MFLX) (“MFLEX” or “the Company”), a leading global provider of high-quality, technologically advanced flexible printed circuit and value-added component assembly solutions to the electronics industry, and WBL Corporation Limited (together with its subsidiaries, “WBL”), which is listed on the Singapore Exchange Securities Trading Limited, today announced that they have entered into a Registration Rights Agreement. As of the date of this announcement, WBL’s beneficial ownership in MFLEX is approximately 62 percent. In accordance with the Registration Rights Agreement, MFLEX intends to file a shelf registration statement on Form S-3 with the U.S. Securities and Exchange Commission (“SEC”) to register all 14,817,052 shares of common stock held by WBL for resale. MFLEX is not registering any primary shares to sell on its own behalf.

MFLEX also announced today that it is entering into a 10b5-1 plan providing for the repurchase of up to 200,000 shares in the aggregate of the Company’s common stock on the open market. The timing, price, volume and terms of the repurchases will be based on market conditions, relevant securities laws and other factors. This plan will remain in effect through the end of the calendar year or until the repurchase of the shares under such authorization is completed (if earlier), unless terminated earlier pursuant to certain conditions.

Norman Ip, Chairman of WBL Corporation Limited, stated, “Once declared effective by the SEC, the shelf registration will provide WBL an avenue to monetize our holdings, whether in whole or in part, of MFLEX common stock, as we execute our strategic options for our technology businesses to enhance shareholder value. The shelf registration will enable us to access the capital markets in optimal market conditions.”

Reza Meshgin, Chief Executive Officer of MFLEX, added, “We would expect an offering, if made, to increase MFLEX’s public float and further diversify our shareholder base. In the meantime, we believe our business remains on track as we continue to support the strong demand forecasts we are seeing from our smartphone and tablet customers.”

Pursuant to the terms of the Registration Rights Agreement, WBL may not make an offering of MFLEX common stock until at least 14 days after the termination of the 10b5-1 plan the Company anticipates entering into today. Any disposition, whether in whole or in part, of any of WBL’s shares of MFLEX common stock may be subject to conditions, including but not limited to, regulatory approvals, receipt of third party consents and WBL shareholder approval. WBL anticipates making further announcements regarding its plans at the appropriate time.

The shelf registration statement that MFLEX expects to file with the SEC has not yet become effective. The shares of MFLEX common stock held by WBL may not be sold under the shelf registration nor may offers to buy be accepted prior to the time the registration statement becomes effective. Any offering of MFLEX common stock by WBL will be made only by means of prospectus, copies of which may be obtained at the SEC website at www.sec.gov once filed. This press release does not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.

About MFLEX

MFLEX (www.mflex.com) is a global provider of high-quality, technologically advanced flexible printed circuit and value-added component assembly solutions to the electronics industry. The Company is one of a limited number of manufacturers that provides a seamless, integrated end-to-end flexible printed circuit solution for customers, ranging from design and application engineering, prototyping and high-volume manufacturing to turnkey component assembly and testing. The Company targets its solutions within the electronics market and, in particular, focuses on applications where flexible printed circuits are the enabling technology in achieving a desired size, shape, weight or functionality of an electronic device. Current applications for the Company’s products include smartphones, tablets, computer/data storage, portable bar code scanners and other consumer electronic devices. MFLEX’s common stock is quoted on the Nasdaq Global Select Market under the symbol MFLX.

About Wearnes

Found in 1906, WBL Corporation Limited (Wearnes, the Group or ) is a leading Asian multinational conglomerate listed on the Singapore Exchange. The Group’s key activities include technology, automotive, property and engineering, manufacturing & distribution. The Group’s technology business is comprised primarily of its investment in majority-owned, NASDAQ listed unit, Multi-Fineline Electronix, Inc. (MFLEX). In automotive, Wearnes represents 11 world-renowned brands with operations throughout the region: Bentley, BMW, Bugatti, Infiniti, Jaguar, Land Rover, Mazda, McLaren, Renault, Volkswagon, and Volvo. Wearnes’ property business is mainly in China. Its current projects include a high-end residential project on a strategically located 319,364 sq m site in Chengdu, and a prime mixed-used commercial-residential property with a total built-up area of greater than 300,000 sq m in Shenyang. The Engineering, Manufacturing & Distribution division consists of systems integrator O’Connor’s, as well as Wearnes’ sand mining, building materials, LPG and equipment distribution businesses.

Certain statements in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve a number of risks, uncertainties and assumptions which, if they do not materialize or prove correct, could cause results to differ materially from those expressed or implied by such forward-looking statements. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements, including, but not limited to, statements pertaining to the Company’s plans, strategies or objectives, the Company’s future operations and financial condition or prospects, and any statement which is preceded by the words “will,” “expect,” “believe,” “intend,” “anticipate,” “schedule” or similar words. For such statements, the company claims the protection of the Private Securities Litigation Reform Act of 1995. Actual events or results may differ materially from the company’s expectations. Important factors that could cause actual results to differ materially from those stated or implied by the Company’s forward-looking statements are disclosed in the Company’s public filings with the Securities and Exchange Commission, available at www.sec.gov, including its Annual Report on Form 10-K for the year ended September 30, 2012. These forward-looking statements represent the Company’s judgment as of the date of this release. The Company disclaims any intent or obligation to update these forward-looking statements.

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